UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 1, 2017

Aerohive Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36355	20-4524700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 McCarthy Boulevard

Milpitas, CA 95035

(Address of Principal Executive Offices including Zip Code)

(408) 510-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Certain Officers.

Effective February 1, 2017, John Ritchie, age 51, Senior Vice President and Chief Financial Officer of Aerohive Networks, Inc. (the “Company”), assumed additional responsibilities as the Company’s Chief Operating Officer. Mr. Ritchie has served as the Company’s Senior Vice President and Chief Financial Officer since August 31, 2015.

Prior to joining the Company, Mr. Ritchie served as Chief Financial Officer at Telerik AD, a software development tools company, from April 2013 to January 2015 through its acquisition by Progress Software. He previously served as Chief Financial Officer of Ubiquiti Networks, Inc., a developer of networking technology for wireless internet service providers and enterprises, from May 2010 to March 2013. From 2001 to May 2010, Mr. Ritchie held several executive positions at Electronics For Imaging, Inc., a provider of products, technology and services enabling analog to digital imaging transformation, most recently as its Chief Financial Officer. Mr. Ritchie previously held several executive positions at Splash Technology Holdings, Inc., a digital imaging software and hardware company, most recently as its Chief Financial Officer, which was acquired by Electronics for Imaging in January 2001. Prior to Splash, Mr. Ritchie held various accounting and finance positions at Western Waste Industries, Inc., an environmental services company, Océ, Inc., a developer and manufacturer of imaging equipment, and Mariani Packing Company, an agriculture company. He currently is a director and serves as the chair of the audit committee of Acacia Communications, Inc. Mr. Ritchie holds a B.S. in Business Administration from San Jose State University.

There were no arrangements or understandings between Mr. Ritchie and any other persons pursuant to which he was selected as the Company’s Chief Operating Officer. There are no family relationships between Mr. Ritchie and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Ritchie that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROHIVE NETWORKS, INC.

By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

Date: February 3, 2017